EXHIBIT 10.01

One Bio, Corp.
19950 W Country Club Dr.
Suite 100
Aventura FL 33180

December 1, 2011

UTA Capital LLC
YZT Management LLC
c/o Mr. Udi Toledano, Managing Member
100 Executive Drive, Suite 330
West Orange, NJ 07052

Gal Dymant
Flat B, 21/F
Tower 1, Estoril Court
55 Garden Road
Hong Kong, HK

Alan Fournier
11 Spring Hollow Road
Far Hills, New Jersey 07931

Ladies and Gentlemen:

This letter confirms the mutual understanding of One Bio, Corp. (the “Company”) and UTA Capital, LLC, Gal Dymant and Alan Fournier (collectively, the “Purchasers”) as set forth below. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Notes (as defined below).

1. Principal Reduction Payments.  The Company shall make principal reduction payments to the Purchasers in respect of the loan evidenced by an aggregate of $2,900,000 of Promissory Notes executed by the Company and each of the Purchasers on August 12, 2010 and as amended, modified and extended through and as of the date hereof (each, a “Note” and, collectively, the “Notes”) in the aggregate amount of $2,552,000 (each, a “Principal Reduction Payment”) in accordance with the payment schedule set forth in Schedule 1 attached hereto. The amount of each Principal Reduction Payment shall be allocated among the Purchasers in accordance with Schedule 2 attached hereto.  After giving effect to the payment of the Principal Reduction Payment, the outstanding principal amount of the Notes of $2,552,000 (the “Outstanding Principal Amount”) shall be reduced to $0; provided, however, that the Notes shall be deemed to remain outstanding and in full force and effect until all amounts payable to Purchasers under the Notes and this letter agreement have been paid in full.

2. Further Extension and Modification of the Notes.

(a)           The Maturity Date of the Notes is hereby further extended to July 1, 2012 (the “Extended Maturity Date”).  In addition, the Company and each of the undersigned Purchasers hereby agrees that from and after December 1, 2011, interest shall continue to accrue under the Notes at an Interest Rate of eight percent (8%) per annum.  Interest from and after the date of this letter agreement shall be payable by the Company to the Purchasers on a monthly basis on the first business day of each month that the Notes remain outstanding commencing on December 1, 2011.

(b)           If any Principal Reduction Payment is not made within three (3) days of the date such payment is due in accordance with Schedule 1 attached hereto (each such date, a “Nonpayment Date”):

(i)           such nonpayment shall immediately constitute an event of default without regard to the ten (10) day period provided in paragraph (b) of Section 10 of the Notes;

(ii)           the Company shall be required to pay to Purchasers a late payment fee equal to the greater of (a) $50,000, or (b) 10% of the aggregate amount of Principal Reduction Payments that (i) payment, as outlined in Schedule 1, is past due and (ii) has not been paid as of such Nonpayment Date, such late payment fee to be allocated among the Purchasers in accordance with Schedule 2 attached hereto;

(iii)           beginning on the fourth (4th) day after a Nonpayment Date, and for every incremental three (3) day period thereafter or any part thereof that any Principal Reduction Payments that (i) payment, as outlined in Schedule 1, is past due and (ii) remains unpaid by the Company, the Company shall be required to pay to Purchasers a late payment fee equal to the greater of (a) $5,000 or (b) 1% of the aggregate amount of Principal Reduction Payments that (i) payment, as outlined in Schedule 1, is past due and (ii) has not been paid as of the end of each such incremental three (3) day period, such late payment fee to be allocated among the Purchasers in accordance with Schedule 2 attached hereto; and

(iv)           the waiver provisions in Section 14 of the Notes shall continue to apply with respect to all of the foregoing late payment fees that may accrue pursuant to this paragraph (b).

3. Extension Fee and Shares.  In consideration of the further extension of the Extended Maturity Date and the further deferred payment of the Principal Reduction Payments in accordance with Schedule 1 attached hereto:

(a)           upon execution and delivery of this Agreement, the Company shall issue to the Purchasers 50,000 shares of Common Stock (the “Extension Shares”) for no additional consideration, with the amount of such shares to be allocated among the Purchasers in accordance with Schedule 2 attached hereto.

(b)           on or before October 1, 2012 the Company shall pay to the Purchasers $400,000 as a non-refundable extension fee (the “Extension Fee”), with the amount of such payment to be allocated among the Purchasers in accordance with Schedule 2 attached hereto and subject to adjustment as provided in paragraph (c) below.

(c)           if on or before May 31, 2012 the Company shall (1) repay the Notes in full, and (2) pay to the Purchasers the purchase price for all, and not less than all, of the Put Shares (as such term is defined in that certain consulting letter agreement dated as of February 28, 2011, as extended, modified and amended by letters agreement dated as of July 8, 2011 and December 1, 2011), then the Extension Fee shall be reduced as provided in Schedule 3 attached hereto if.

4. Waiver of Default.  In consideration of the foregoing agreements and covenants of the Company and the Purchasers set forth in this letter agreement, the Purchasers hereby waive any event of default by the Company under the Notes arising solely from the nonpayment of the principal amount of the Notes at the December 1, 2011 Maturity Date.

5. Fees and Expenses.  The Company shall promptly reimburse Purchasers for all of Purchasers’ legal fees and other out-of-pocket expenses incurred in connection with the preparation and negotiation of this letter agreement.   On or before December 10, 2011, the Company shall pay $20,761.27 to Purchasers’ counsel as a full reimbursement of previously accrued but unpaid legal expenses and an additional $10,000 to Purchasers’ counsel in payment of legal fees and expenses in connection with this letter agreement, and the extension of the Extended Maturity Date contemplated by this letter agreement shall be ineffective if such payment is not received on or before December 10, 2011.

6. Enforceability.  Except as specifically modified herein, all prior written agreements between the Company and the Purchasers remain in full force and effect.

7. Amendment and Waiver.  No term, covenant, agreement or condition of this letter agreement may be amended unless in a writing and executed by all of the parties hereto affected thereby.  No waiver of any term, covenant, agreement or condition of this letter agreement by a party shall be effective unless in writing executed by the waiving party.

8. Successors and Assigns.  This letter agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, and shall be subject to the terms and conditions of any prior written agreements between the parties.

9. Counterparts.  This letter agreement may be executed by one or more of the parties to this letter agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

10. Severability.  In case any one or more of the provisions contained in this letter agreement or in any instrument contemplated hereby, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

11. Conflict with Existing Loan Documents.  Notwithstanding any provision to the contrary contained in this letter agreement or any other written agreement between the parties, if any of the provisions of any other written agreement between the parties conflict with or are inconsistent with the provisions of this letter agreement, this letter agreement shall control and govern.

12. Captions.  The captions and headings of this letter agreement are for convenience of reference only and shall not affect the interpretation of this letter agreement.

13. Governing Law.  WITH RESPECT TO ANY ACTION OR DISPUTE BETWEEN COMPANY AND THE PURCHASERS THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

14. Loan Extension Agreement.  It is the intention and understanding of the parties hereto that this letter agreement shall act as an extension of the loan evidenced by the Notes and that this letter agreement shall not act as a novation of such loan.  The Extension Fees, Extension Shares and late payment fees payable to Purchasers pursuant to this letter agreement are in addition to and not in lieu of Purchasers’ rights under the Notes to accelerate repayment of principal upon any Event of Default.

15. Effective Date.  This letter agreement shall become effective and its terms and conditions shall become enforceable by or against the parties hereto upon the Purchasers’ written confirmation of the satisfactory completion of their on-site due diligence visit at the Company.

[Signature Page to Immediately Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ONE BIO, CORP.

By:	/s/ Marius Silvasan
Name: Marius Silvasan,
Title:
Address: 8525 NW 53rd Terr., Suite C101 Doral, Fl 33166 Attention: Chief Executive Officer

PURCHASERS:

UTA CAPITAL LLC,
a Delaware limited liability company

By: YZT Management LLC, its Managing Member

By:	/s/ Udi Toledano
Name: Udi Toledano,
Title: Managing Member
Address: 100 Executive Drive, Suite 330 West Orange, NJ 07052

GAL DYMANT

/s/ Gal Dymant
Gal Dymant

Address: Flat B, 21/F Tower 1, Estoril Court 55 Garden Road Hong Kong, HK

PURCHASERS CONT’D:

ALAN FOURNIER

By:	/s/ Alan Fournier
Alan Fournier,

Address: 11 Spring Hollow Road Far Hills, New Jersey 07931

Schedule 1

Principal Reduction Payments

Principal Reduction Payment Due on or before:	Amount of Principal Reduction Payment:
December 30, 2011	$200,000
January 31, 2012	$651,000
March 1, 2012	$150,000
March 15, 2012	$150,000
April 1, 2012	$551,000
May 15, 2012	$300,000
July 1, 2012	$550,000
Total	$2,552,000

Schedule 2

Purchasers	Percentage of Principal Reduction Payment	Number of Extension Shares
UTA Capital LLC	68.965%	34,483
Gal Dymant	12.069%	6,034
Alan Fournier	18.966%	9,483
Total	100%	50,000

Schedule 3

Extension Fee Reduction Schedule

If Outstanding Principal and Interest on Notes and Purchase Price of Put Shares paid on or before:	Extension Fee Shall be Adjusted to:
May 31, 2012	$350,000
April 30, 2012	$300,000
March 31, 2012	$250,000
February 29, 2012	$200,000
January 31, 2012	$150,000
December 31, 2011	$100,000